Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND TWELVE MONTHS

ENDED DECEMBER 31, 2017

Announces increase in net income of $7.5 million, or 154.9%, after $4.0 million deferred tax re-measurement charge

Company announces 33% increase in common stock dividend to $0.04 per share

Westfield, Massachusetts, January 30, 2018: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2017. The financial results for 2017 reflect a full year of combined operations following the completion of the merger of Chicopee Bancorp, Inc. (“Chicopee”) into WNEB on October 21, 2016.  The fourth quarter financial results for 2016 reflect the results of the merger with Chicopee on October 21, 2016. As a result, the Company’s 2017 result are not comparable to financial results for 2016.

The Company also announced that the Board of Directors declared an increase of $0.01, or 33%, in the quarterly cash dividend to $0.04 per share, payable on or about February 28, 2018 to shareholders of record on February 14, 2018.

James C. Hagan, President and CEO stated, “On October 21, 2017, we marked the one year anniversary of the merger between the Company and Chicopee Bancorp. Our continued focus will be to make a meaningful impact in our market area, grow the balance sheet, and improve our financial performance. We are confident that we will continue to provide a strong and increasing value proposition to our shareholders, customers and community.” Hagan continued, “In the short term, the Tax Cuts and Jobs Act enacted by President Trump on December 22, 2017 (the “Tax Act”) negatively impacted the Company’s reported net income and capital in 2017, however, lowering the Company’s federal tax rate to 21% will positively benefit net income in future years. We would like to thank our Board of Directors and employees for their continued commitment and hard work over the last year. We would also like to thank our customers and shareholders for their continued support.”

Financial Highlights:

●	The Tax Act lowered the Company’s federal tax rate from 35% to a flat 21% rate. As a result, the Company re-evaluated its net deferred tax asset (“DTA”) and recorded a $4.0 million, or $0.13 earnings per share, one-time, non-cash write down in the value of its DTA during the fourth quarter of 2017.

●	Net interest margin was 3.19% for the three months ended December 31, 2017 compared to 3.09% for the three months ended September 30, 2017 and 2.84% for three months ended December 31, 2016. Net interest margin, excluding the impact of favorable purchase accounting amortization of $953,000, was 2.99% for the three months ended December 31, 2017, compared to 3.00% for the three months ended September 30, 2017 and 2.80% for the three months ended December 31, 2016.

●	Total loans increased $64.2 million, or 4.1%, to $1.6 billion during the twelve months ended December 31, 2017 and increased $11.9 million, or 0.7%, from $1.6 billion at September 30, 2017.

●	At December 31, 2017, nonperforming loans decreased $1.3 million, or 9.3%, to $12.8 million, or 0.78% of total loans, compared to $14.1 million, or 0.90% of total loans at December 31, 2016. At December 31, 2017, the allowance for loan losses as a percentage of nonperforming loans was 84.9%, compared to 71.6% at December 31, 2016.

●	Tangible book value per share was $7.57 at December 31, 2017, an increase of $0.32 per share, or 4.4%, from $7.25 at December 31, 2016. The one-time, non-cash DTA write-down of $4.0 million reduced the Company’s tangible book value by $0.13, or 1.7%.

Net Income for the Three Months ended December 31, 2017

The Company reported a net loss of $353,000, or $0.01 loss per diluted share, for the three months ended December 31, 2017, compared to net income of $3.8 million, or $0.13 per diluted share, for the three months ended September 30, 2017. The results for the three months ended December 31, 2017 includes a one-time, non-cash write-down in the amount of $4.0 million as a result of the Tax Act. Excluding the $4.0 million write-down, core net income was $3.6 million, or $0.12 per diluted share, for the three months ended December 31, 2017, compared to $3.8 million, or $0.13 per diluted share, for the three months ended September 30, 2017. Core net income is a non-GAAP financial measure.  Management believes core net income more accurately reflects the Company’s results of operations in the overall evaluation of its performance.  A reconciliation of core net income is included in the accompanying financial tables. Net income, excluding favorable purchase accounting amortization of $953,000 during the three months ended December 31, 2017 and $448,000 during the three months ended September 30, 2017, was $2.7 million, or $0.09 per diluted share and $3.4 million, or $0.11 per diluted share, respectively.

Return on average assets and return on average equity was (0.07)% and (0.56)%, respectively, for the three months ended December 31, 2017, as compared to 0.73% and 5.98%, respectively, for the three months ended September 30, 2017.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $556,000, or 3.8%, to $15.4 million, for the three months ended December 31, 2017, from $14.8 million, for the three months ended September 30, 2017. The increase in net interest income was due to an increase of $723,000, or 3.9%, in interest and dividend income, partially offset by an increase in interest expense of $167,000, or 4.5%. The increase in interest income was primarily due to the full payoff of a credit-marked classified loan in the fourth quarter which resulted in favorable purchase accounting amortization of $675,000 to interest income. The increase in interest expense of 4.5% was primarily due to an increase of $158,000, or 7.5%, in interest expense on deposits. The overall average cost of interest-bearing liabilities increased five basis points. We anticipate that recent increases in the federal funds rate may result in an upward pressure on deposit and borrowing rates as competition for deposits increases. For the three months ended December 31, 2017, average demand deposits of $309.3 million, an interest-free source of funds, represented 20.5% of average total deposits and increased $8.5 million, or 2.8%, from the three months ended September 30, 2017.

Net interest margin was 3.19% for the three months ended December 31, 2017, compared to 3.09% for the three months ended September 30, 2017 and 2.84% for the three months ended December 31, 2016. The amortization of purchase accounting adjustments related to the merger increased net interest income by $953,000 during the three months ended December 31, 2017. Excluding the favorable purchase accounting amortization, the net interest margin was 2.99% for the three months ended December 31, 2017, compared to 2.80% for the three months ended December 31, 2016 and 3.00% for the three months ended September 30, 2017.

Provision for Loan Losses

The provision for loan losses was $510,000 for the three months ended December 31, 2017, compared to $200,000 for the three months ended September 30, 2017. The Company recorded net charge-offs of $197,000 for the three months ended December 31, 2017, as compared to $99,000 for the three months ended September 30, 2017.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $415,000, or 17.2%, to $2.0 million for the three months ended December 31, 2017, from $2.4 million for the three month ended September 30, 2017. The decrease in non-interest income includes a decrease in service charges and fees of $114,000, or 6.7%, a decrease in other fee income of $111,000, a decrease of $70,000 in pre-tax realized gains on the sale of securities, and a loss on the sale of other real estate owned (“OREO”) of $58,000. As reported last quarter, the third quarter is typically a high point for seasonal non-interest income for the Company. The three months ended September 30, 2017 included $139,000 in seasonal service charges and fees.

Non-Interest Expense

For the three months ended December 31, 2017, non-interest expense increased $208,000, or 1.9%, to $11.4 million, or 2.17% of average assets, from $11.2 million, or 2.14% of average assets, for the three months ended September 30, 2017. The increase in non-interest expense was primarily due to an increase of $231,000, or 14.9%, in other expenses, of which $116,000 related to the expiration of ATM flex credits resulting from the merger and an increase of $68,000, or 7.6%, in occupancy expense, primarily due to higher fuel costs and snow removal expenses of $43,000. In addition, for the three months ended December 31, 2017, professional fees of $640,000 include $109,000 in non-recurring consulting fees. These increases were partially offset by a decrease in data processing of $48,000, or 7.1%, a decrease in furniture and equipment related expenses of $26,000, or 6.3%, a decrease in salaries and benefits of $13,000, or 0.2%, and a decrease in FDIC insurance expense of $9,000, or 5.5%.

For the three months ended December 31, 2017, the efficiency ratio was 65.3%, compared to 65.4% for the three months ended September 30, 2017 and 67.4% for the three months ended December 31, 2016.

Income Tax Provision

The Company’s effective tax rate increased from 36.7% for the three months ended December 31, 2016 to 106.4% for the three months ended December 31, 2017. The increase in the effective tax rate was a result of the previously mentioned $4.0 million reduction in the value of the Company’s DTA as a result of the Tax Act. Excluding this one-time charge, the effective tax rate for the three months ended December 31, 2017 was 33.4%.

Net Income for the Twelve Months Ended December 31, 2017

For the twelve months ended December 31, 2017, the Company reported net income of $12.3 million, or $0.41 per diluted share, compared to $4.8 million, or $0.24 per diluted share, for the twelve months ended December 31, 2016. For the twelve months ended December 31, 2017, core net income of $14.9 million, or $0.50 per diluted share, increased $6.8 million, or 83.7%, from $8.1 million, or $0.41 per diluted share for the twelve months ended December 31, 2016. Core net income of $14.9 million for the twelve months ended December 31, 2017 excludes $377,000, net of tax, of merger related expenses, $1.8 million in tax benefits recorded in connection with the reversal of a deferred tax valuation allowance and the exercises of stock options, and the $4.0 million one-time, non-cash write-down of the Company’s DTA. Core net income of $8.1 million for the twelve months ended December 31, 2016 excludes $3.3 million, net of tax, of merger related expenses. Adjusting for favorable purchase accounting amortization of $2.4 million for the twelve months ended December 31, 2017 and $194,000 for the twelve months ended December 31, 2016, respectively, net income was $12.5 million and $7.9 million, respectively. As mentioned previously, the 2017 financial results include a full year of the merger with Chicopee, whereas the 2016 financial results only include a portion of the fourth quarter.

For the twelve months ended December 31, 2017, return on average assets and return on average equity were 0.59% and 4.94%, respectively, compared to 0.32% and 2.95%, for the twelve months ended December 31, 2016, respectively.

Net Interest Income and Net Interest Margin

Net interest income increased $22.1 million, or 59.2%, to $59.4 million for the twelve months ended December 31, 2017 from $37.3 million for the twelve months ended December 31, 2016. The increase in net interest income was primarily due to an increase in interest and dividend income of $25.4 million, or 52.3%, partially offset by an increase in interest expense of $3.4 million, or 29.8%, from the twelve months ended December 31, 2016. The increase in interest income was primarily due to the increase in average loans outstanding of $584.0 million, or 57.6%. The increase in average loans outstanding was primarily due to the Chicopee acquisition. The increase in interest expense of $3.4 million was due to an increase in interest expense on deposits of $1.9 million, or 28.4%, due to the increase in average interest-bearing deposits of $351.1 million, or 41.1%, primarily due to the Chicopee acquisition, partially offset by a decrease in the cost of interest-bearing deposits of seven basis points. During the twelve months ended December 31, 2017, the increase in interest expense on borrowings of $1.5 million, or 61.4%, was primarily due to a 26 basis point increase in the cost of borrowings.

The net interest margin increased 42 basis points to 3.12% for the twelve months ended December 31, 2017 from 2.70% for the twelve months ended December 31, 2016. During the twelve months ended December 31, 2017, favorable amortization of purchase accounting adjustments related to the Chicopee acquisition increased net interest income by $2.4 million. Excluding these items, net interest margin, for the twelve months ended December 31, 2017 was 3.00%, compared to 2.68% for the twelve months ended December 31, 2016. The average yield on interest-earning assets increased 38 basis points to 3.88% for the twelve months ended December 31, 2017 from 3.50% for the twelve months ended December 31, 2016, primarily due to the rising interest rate environment. During the twelve months ended December 31, 2017, the average cost of funds decreased four basis points to 0.97%, from 1.01% for the twelve months ended December 31, 2016. The average cost of time deposits decreased nine basis points to 1.12% for the twelve months ended December 31, 2017 from 1.21% for the twelve months ended December 31, 2016. The average cost of borrowings increased 26 basis points to 2.06% for the twelve months ended December 31, 2017 from 1.80% for the twelve months ended December 31, 2016.

The average balance sheet comparison for the twelve months ended December 31, 2017 compared to December 31, 2016 largely reflects the merger with Chicopee. Average interest-earning assets increased $541.4 million, or 38.8%, to $1.9 billion for the twelve months ended December 31, 2017 from $1.4 billion for the twelve months ended December 31, 2016. The increase in average interest-earning assets was due to the increase in average loans of $584.0 million, or 57.6%, partially offset by the decrease of $23.8 million, or 7.3%, in average investments. The average balance of demand deposit accounts of $305.7 million, an interest-free source of funds, increased $111.7 million, or 57.6%, for the twelve months ended December 31, 2017, compared to the twelve months ended December 31, 2016.

Provision for Loan Losses

The provision for loan losses increased $785,000, or 136.5%, from $575,000 for the twelve months ended December 31, 2016, to $1.4 million for the twelve months ended December 31, 2017. The increase in the provision was primarily due to a $1.1 million recovery reported during the twelve months ended December 31, 2016 on a previously charged-off commercial real estate loan in 2010. The Company recorded net charge-offs of $597,000 for the twelve months ended December 31, 2017, as compared to net recoveries of $653,000 for the twelve months ended December 31, 2016.

Non-Interest Income

For the twelve months ended December 31, 2017, non-interest income of $8.5 million increased $2.5 million, or 42.4%, compared to $6.0 million for the twelve months ended December 31, 2016. The increase in non-interest income was primarily due to an increase in service charges and fees of $2.2 million, or 52.8%, an increase in income from BOLI income of $266,000, or 17.1%, and an increase in other non-interest income of $219,000. These increases were partially offset by a decrease in pre-tax realized gains on the sale of securities of $1.1 million, or 95.4%, partially offset by the decrease in the loss on prepayment of borrowings of $915,000, reported during the twelve months ended December 31, 2016. Excluding the net gain on sales of securities and the loss on prepayment of borrowings, non-interest income increased $2.7 million, or 47.4%. For the twelve months ended December 31, 2017, wealth management fees of $543,000 were included in service charges and fee income. Total assets under management increased to $117.3 million at December 31, 2017, compared to $91.6 million at December 31, 2016 due to positive market movements and additions from new and existing clients.

Non-Interest Expense

For the twelve months ended December 31, 2017, non-interest expense increased $9.5 million, or 26.9%, to $44.8 million, or 2.16% of average assets, compared to $35.3 million, or 2.37% of average assets, for the twelve months ended December 31, 2016. Excluding merger-related expenses of $526,000 and $4.1 million during the twelve months ended December 31, 2017 and December 31, 2016, respectively, non-interest expense was $44.3 million and $31.3 million, respectively. Non-interest expense excluding merger-related expenses is a non-GAAP financial measure.  Management believes total non-interest expense excluding merger-related expenses more accurately reflects the Company’s results of operations in the overall evaluation of its performance.  A reconciliation of the non-interest expense excluding merger-related expenses is included in the accompanying financial tables.

The increase in non-interest expense of $9.5 million, or 26.9%, was primarily due to an $8.0 million, or 46.3%, increase in salaries and benefits due to the addition of the Chicopee staff, an increase in the incentive compensation plan as well as normal merit increases. Occupancy expense increased $1.2 million, or 45.9%, due to the acquisition of the Chicopee branches. Furniture and equipment expense increased $449,000, or 41.4%, and data processing expense increased $676,000, or 39.9%. Professional fees increased $382,000, or 17.5%, advertising and marketing expense increased $386,000, or 42.4%, and other non-interest expense increased $2.0 million, or 42.1%. These increases were partially offset by a decrease of $3.5 million, or 87.0%, in merger-related expenses, and a decrease of $96,000, or 13.4%, in FDIC insurance expense. The increase to non-interest expense reflects generally higher level of expenses associated with operating a larger financial institution, which includes additional employees, increased costs for data processing, occupancy, and professional services.

The merger provided the opportunity to achieve greater economies of scale as reflected in the improvement in the efficiency ratio. The efficiency ratio was 65.3% for the twelve months ended December 31, 2017, compared to 72.6%, for the twelve months ended December 31, 2016.

Income Tax Provision

The effective tax rate for the twelve months ended December 31, 2017 and December 31, 2016 was 43.4% and 34.7%, respectively. The change in the effective tax rate was primarily due to a one-time, non-cash DTA write-down of $4.0 million due to the Tax Act, partially offset by tax benefits of $1.8 million in connection with a reversal of a deferred tax valuation allowance and the exercise of stock options recorded during the twelve months ended December 31, 2017. Excluding the one-time charge of $4.0 million, the effective tax rate for the twelve months ended December 31, 2017 was 25.0%.

Balance Sheet

At December 31, 2017, total assets of $2.1 billion increased $7.1 million, or 0.3%, from $2.1 billion at December 31, 2016. During the same period, total loans increased $64.2 million, or 4.1%, partially offset by a decrease in cash and cash equivalents of $43.1 million, or 61.4%, and a decrease in securities available-for-sale of $12.3 million, or 3.9%. The deferred tax asset decreased $7.4 million, or 45.7%, from $16.2 million at December 31, 2016 to $8.8 million at December 31, 2017, partially due to the $4.0 million write-down due to the Tax Act.

Loans

Total loans increased $64.2 million, or 4.1%, due to an increase in one-to four-family real estate loans of $36.2 million, or 5.9%, an increase in commercial and industrial loans of $16.2 million, or 7.3%, and an increase in commercial real estate loans of $11.9 million, or 1.7%. In order to reduce interest rate risk, the Company currently services $65.8 million in residential loans sold to the secondary market. The servicing rights will continue to be retained on all loans sold. The following table is a summary of our outstanding loan balances as of the periods indicated:

	December 31, 2017	December 31, 2016
	(Dollars in thousands)

Commercial and industrial loans	$238,502	$222,286
Commercial real estate loans	732,616	720,741
Residential real estate loans	650,351	614,166
Consumer loans	4,478	4,424
Total gross loans	$1,625,947	$1,561,617
Unamortized premiums and net deferred loans fees and costs	4,734	4,867
Total loans	$1,630,681	$1,566,484

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Annualized net charge-offs to average loans were 0.04% for the twelve months ended December 31, 2017, compared to net recoveries of 0.06% for the twelve months ended December 31, 2016. Net charge-offs for the twelve months ended December 31, 2017 totaled $597,000, as a result of $1.0 million in charge-offs and $452,000 in recoveries, compared to net recoveries of $653,000 for the twelve months ended December 31, 2016, as a result of recoveries of $1.1 million, partially offset by charge-offs of $486,000. During the twelve months ended December 31, 2016, the Company received a partial recovery of $1.1 million related to a single commercial real estate loan previously charged-off in 2010.

At December 31, 2017, nonperforming loans decreased $1.3 million, or 9.2%, to $12.8 million, or 0.78% of total loans, compared to $14.1 million, or 0.90% of total loans, at December 31, 2016. The decrease in nonperforming loans was primarily due to the payoff of a $1.0 million classified loan which resulted in the recognition of a $675,000 credit mark recognized in interest income. There were no loans 90 or more days past due and still accruing interest. At December 31, 2017, nonperforming assets to total assets of 0.62% decreased from 0.69% at December 31, 2016. At December 31, 2017, nonperforming assets consisted of $12.8 million in nonperforming loans and $155,000 of OREO. The allowance for loan losses as a percentage of total loans was 0.66% at December 31, 2017, compared to 0.64% at December 31, 2016. At December 31, 2017, the allowance for loan losses as a percentage of nonperforming loans was 84.9%, compared to 71.6% at December 31, 2016. The allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee, which were recorded at fair value with no related allowance for loan losses, was 1.01% at December 31, 2017 and 1.05% at December 31, 2016.

Deposits

At December 31, 2017, total deposits of $1.5 billion decreased $12.0 million, or 0.8%, from December 31, 2016. Core deposits, which the Company defines as all deposits except time deposits, increased $4.4 million, or 0.5%, from $945.1 million, or 62.3% of total deposits, at December 31, 2016, to $949.5 million, or 63.0% of total deposits, at December 31, 2017. Non-interest- bearing deposits increased $7.9 million, or 2.6%, to $311.9 million, money market accounts increased $1.0 million, or 0.2%, to $410.2 million, and interest-bearing checking accounts increased $5.0 million, or 6.1%, to $87.4 million, while savings accounts decreased $9.4 million, or 6.3%, to $140.1 million. Time deposits decreased $16.4 million, or 2.9%, from $572.9 million at December 31, 2016 to $556.5 million at December 31, 2017. The decrease in time deposits is due to customers and brokered deposits seeking higher yields. We are focused on allowing high cost deposits to mature and be replaced with low-cost core deposits.

FHLB Advances and Repurchase Agreements

FHLB advances increased $18.0 million, or 6.4%, from $279.8 million at December 31, 2016, to $297.8 million at December 31, 2017, while customer repurchase agreements decreased $5.7 million, or 32.8%, from $17.4 million at December 31, 2016 to $11.7 million at December 31, 2017.

Capital

At December 31, 2017, shareholders’ equity was $247.3 million, or 11.9% of total assets, compared to $238.4 million, or 11.5% of total assets, at December 31, 2016. The increase in shareholders’ equity during the twelve months ended December 31, 2017 reflects net income of $12.3 million, the exercise of stock options totaling $5.5 million and $2.2 million in other comprehensive income. These increases were offset by a decrease of $9.2 million for the repurchase of shares of the Company’s common stock during the year and the payment of regular cash dividends of $3.6 million. Total shares outstanding as of December 31, 2017 were 30,487,309.

The Company’s tangible book value per share increased by $0.32, or 4.4%, to $7.57 at December 31, 2017 from $7.25 at December 31, 2016. The reduction in the value of the Company’s DTA reduced the Company’s tangible book value by $0.13 per share. The Company’s and Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 31, 2017, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 3,047,000 shares, or 10% of its outstanding common stock. As of December 31, 2017, there were 2,440,609 shares remaining to be purchased under the plan.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 21 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans	$17,182	$16,445	$16,211	$15,826	$14,170	$65,664	$40,198
Securities	1,862	1,888	1,931	1,896	1,737	7,577	7,735
Other investments	177	172	166	163	152	678	550
Federal funds sold, interest-bearing deposits and other short-term investments	18	11	19	72	48	120	115
Total interest and dividend income	19,239	18,516	18,327	17,957	16,107	74,039	48,598

INTEREST EXPENSE:
Deposits	2,269	2,111	2,059	2,009	1,993	8,448	6,581
Long-term debt	627	534	549	551	517	2,261	2,266
Short-term borrowings	991	1,075	976	894	858	3,936	2,438
Total interest expense	3,887	3,720	3,584	3,454	3,368	14,645	11,285

Net interest and dividend income	15,352	14,796	14,743	14,503	12,739	59,394	37,313

PROVISION FOR LOAN LOSSES	510	200	350	300	175	1,360	575

Net interest and dividend income after provision for loan losses	14,842	14,596	14,393	14,203	12,564	58,034	36,738

NON-INTEREST INCOME:
Service charges and fees	1,600	1,714	1,549	1,526	1,485	6,389	4,181
Income from bank-owned life insurance	455	450	480	439	425	1,824	1,558
Loss on prepayment of borrowings	—	—	—	—	—	—	(915)
Gain (loss) on sales of securities, net	—	70	46	(64)	455	52	1,139
(Loss) gain on sale of OREO	(58)	67	—	—	—	9	—
Other income	—	111	—	116	—	227	8
Total non-interest income	1,997	2,412	2,075	2,017	2,365	8,501	5,971

NON-INTEREST EXPENSE:
Salaries and employees benefits	6,477	6,490	6,239	6,225	5,677	25,431	17,386
Occupancy	959	891	917	1,007	867	3,774	2,587
Furniture and equipment	384	410	366	373	361	1,533	1,084
Data processing	632	680	669	391	530	2,372	1,696
Professional fees	640	642	681	596	468	2,559	2,177
FDIC insurance	154	163	186	117	122	620	716
Merger related expenses	—	—	116	410	2,138	526	4,051
Advertising expense	335	328	385	248	214	1,296	910
Other	1,783	1,552	1,737	1,603	1,627	6,676	4,699
Total non-interest expense	11,364	11,156	11,296	10,970	12,004	44,787	35,306

INCOME BEFORE INCOME TAXES	5,475	5,852	5,172	5,250	2,925	21,748	7,403

INCOME TAX PROVISION	5,828	2,037	1,416	147	1,073	9,428	2,569
NET (LOSS) INCOME	$(353)	$3,815	$3,756	$5,103	$1,852	$12,320	$4,834

Basic (loss) earnings per share	$(0.01)	$0.13	$0.13	$0.17	$0.07	$0.41	$0.25
Weighted average shares outstanding	29,750,267	30,103,095	29,980,518	29,597,594	26,760,014	29,858,984	19,707,948
Diluted (loss) earnings per share	$(0.01)	$0.13	$0.12	$0.17	$0.07	$0.41	$0.24
Weighted average diluted shares outstanding	29,750,267	30,219,083	30,120,025	29,878,421	27,140,172	30,026,638	19,803,774

Other Data:
(Loss) return on average assets (1)	(0.07)%	0.73%	0.73%	1.00%	0.38%	0.59%	0.32%
Return on average assets, exclusive of merger expenses, tax benefits and deferred tax asset adjustment for corporate rate change (1)(3)	0.70%	0.73%	0.70%	0.74%	0.69%	0.72%	0.54%
(Loss) return on average equity (1)	(0.56)%	5.98%	6.05%	8.51%	3.18%	4.94%	2.95%
Return on average equity, exclusive of merger expenses, tax benefits and deferred tax asset adjustment for corporate rate change (1)(3)	5.75%	5.98%	5.90%	6.28%	5.79%	5.97%	4.94%
Efficiency ratio (2)(3)	65.28%	65.35%	66.06%	63.68%	67.35%	65.25%	72.60%
Net interest margin	3.19%	3.09%	3.11%	3.08%	2.84%	3.12%	2.70%

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses excluding merger related charges divided by the sum of net interest and dividend income and non-interest income, excluding gain and loss on sale of securities and loss on prepayment of borrowings.
(3)	Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on pages 14 and 15 for further details.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Cash and cash equivalents	$27,132	$28,900	$19,407	$40,716	$70,234
Securities available for sale, at fair value	288,416	297,919	303,395	305,680	300,115
Federal Home Loan Bank of Boston and other restricted stock - at cost	15,553	15,704	16,075	16,124	16,124

Loans	1,630,681	1,618,773	1,608,664	1,599,607	1,566,484
Allowance for loan losses	(10,831)	(10,518)	(10,418)	(10,227)	(10,068)
Net loans	1,619,850	1,608,255	1,598,246	1,589,380	1,556,416

Bank-owned life insurance	68,763	68,307	67,858	67,377	66,938
Goodwill	12,487	12,487	12,487	12,487	13,747
Core deposit intangible	4,063	4,156	4,250	4,344	4,438
Other assets	46,806	50,650	51,745	50,438	48,006
TOTAL ASSETS	$2,083,070	$2,086,378	$2,073,463	$2,086,546	$2,076,018

Total deposits	$1,506,082	$1,515,198	$1,495,337	$1,521,219	$1,518,071
Short-term borrowings	144,650	192,465	191,008	176,883	172,351
Long-term debt	164,786	106,339	117,704	123,668	124,836
Other liabilities	20,271	19,821	18,213	18,972	22,364
TOTAL LIABILITIES	1,835,789	1,833,823	1,822,262	1,840,742	1,837,622

TOTAL SHAREHOLDERS’ EQUITY	247,281	252,555	251,201	245,804	238,396

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,083,070	$2,086,378	$2,073,463	$2,086,546	$2,076,018

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Other Data:

Shares outstanding at end of period	30,487,309	30,816,813	31,070,107	30,778,690	30,380,231

Book value per share	$8.11	$8.20	$8.08	$7.99	$7.85
Tangible book value per share	7.57	7.66	7.55	7.44	7.25
30-89 day delinquent loans	9,795	8,892	5,207	7,402	8,309
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	4,527	4,567	3,417	5,504	5,761
Total delinquent loans as a percentage of total loans	0.75%	0.68%	0.45%	0.64%	0.62%
Nonperforming loans	12,755	13,165	13,992	14,753	14,057
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	6,157	6,450	6,507	7,274	6,394
Nonperforming loans as a percentage of total loans	0.78%	0.81%	0.87%	0.92%	0.90%
Nonperforming assets as a percentage of total assets	0.62%	0.64%	0.67%	0.71%	0.69%
Allowance for loan losses as a percentage of nonperforming loans	84.92%	79.89%	74.46%	69.32%	71.62%
Allowance for loan losses as a percentage of total loans	0.66%	0.65%	0.65%	0.64%	0.64%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance	1.01%	1.02%	1.02%	1.02%	1.05%

The following tables set forth the information relating to our average balances and net interest income for the three months ended December 31, 2017, September 30, 2017, and December 31, 2016 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,621,863	$17,417	4.30%	$1,605,376	$16,681	4.16%	$1,425,461	$14,307	4.01%
Securities(2)	293,742	1,875	2.55	302,030	1,901	2.52	299,426	1,751	2.34
Other investments	17,864	177	3.96	17,748	172	3.88	16,709	152	3.64
Short-term investments(3)	5,062	18	1.42	5,206	11	0.85	61,683	48	0.31
Total interest-earning assets	1,938,531	19,487	4.02	1,930,360	18,765	3.89	1,803,279	16,258	3.61
Total non-interest-earning assets	139,623			141,119			141,220

Total assets	$2,078,154			$2,071,479			$1,944,499

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$83,777	81	0.39	$82,164	81	0.39	$75,332	83	0.44
Savings accounts	145,111	42	0.12	148,433	43	0.12	133,212	43	0.13
Money market accounts	412,423	415	0.40	400,400	386	0.39	383,274	405	0.42
Time deposit accounts(6)	562,222	1,731	1.23	568,578	1,601	1.13	528,724	1,462	1.11
Total interest-bearing deposits	1,203,533	2,269	0.75	1,199,575	2,111	0.70	1,120,542	1,993	0.71
Short-term borrowings and long-term debt	297,136	1,618	2.18	301,715	1,609	2.13	291,947	1,375	1.88
Interest-bearing liabilities	1,500,669	3,887	1.04	1,501,290	3,720	0.99	1,412,489	3,368	0.95
Non-interest-bearing deposits	309,289			300,757			279,721
Other non-interest-bearing liabilities	16,449			16,147			20,329
Total non-interest-bearing liabilities	325,738			316,904			300,050

Total liabilities	1,826,407			1,818,194			1,712,539
Total equity	251,747			253,285			231,960
Total liabilities and equity	$2,078,154			$2,071,479			$1,944,499
Less: Tax-equivalent adjustment(2)		(248)			(249)			(151)
Net interest and dividend income		$15,352			$14,796			$12,739
Net interest rate spread(4)			2.98%			2.90%			2.66%
Net interest margin(5)			3.19%			3.09%			2.84%
Ratio of average interest-earning assets to average interest-bearing liabilities			129.18%			128.58%			127.67%

The following tables set forth the information relating to our average balances and net interest income for the years ended December 31, 2017 and 2016 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Year Ended December 31,
	2017			2016
	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)(6)	$1,597,599	$66,619	4.17%	$1,013,611	$40,422	3.99%
Securities(2)	302,246	7,636	2.53	326,011	7,811	2.40
Other investments	17,715	678	3.83	15,207	550	3.62
Short-term investments(3)	19,244	120	0.62	40,552	115	0.28
Total interest-earning assets	1,936,804	75,053	3.88	1,395,381	48,898	3.50
Total non-interest-earning assets	138,241			93,611

Total assets	$2,075,045			$1,488,992

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$86,069	330	0.38	$42,408	147	0.35
Savings accounts	149,497	179	0.12	90,666	106	0.12
Money market accounts	401,935	1,565	0.39	294,247	1,189	0.40
Time deposit accounts(6)	567,088	6,374	1.12	426,213	5,139	1.21
Total interest-bearing deposits	1,204,589	8,448	0.70	853,534	6,581	0.77
Short-term borrowings and long-term debt(6)	300,964	6,197	2.06	260,890	4,704	1.80
Interest-bearing liabilities	1,505,553	14,645	0.97	1,114,424	11,285	1.01
Non-interest-bearing deposits	305,701			193,953
Other non-interest-bearing liabilities	14,448			16,543
Total non-interest-bearing liabilities	320,149			210,496

Total liabilities	1,825,702			1,324,920
Total equity	249,343			164,072
Total liabilities and equity	$2,075,045			$1,488,992
Less: Tax-equivalent adjustment(2)		(1,014)			(300)
Net interest and dividend income		$59,394			$37,313
Net interest rate spread(4)			2.91%			2.49%
Net interest margin(5)			3.12%			2.70%
Ratio of average interest-earning assets to average interest-bearing liabilities			128.64%			125.21%

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Securities and loan income are presented on a tax-equivalent basis using a tax rate of 35% and 34% for the 2017 and 2016 periods, respectively. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(6)	The accounting for the Chicopee acquisition required loans, time deposits and borrowings to be recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended December 31, 2017, September 30, 2017 and December 31, 2016, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition increased net interest income $953,000, $448,000 and $194,000, respectively, and for the years ended December 31, 2017 and 2016, the loan accretion income and interest expense reduction on time deposits and borrowings related to the Chicopee acquisition increased net interest income $2.4 million and $194,000, respectively. Excluding these items, net interest margin for the three months ended December 31, 2017, September 30, 2017 and December 31, 2016 was 2.99%, 3.00% and 2.80% and the margin for the years ended December 31, 2017 and 2016 were 3.00% and 2.68%, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
	(Dollars in thousands, except per share data)

Net Income:
Net income (loss), as presented	$(353)	$3,815	$3,756	$5,103	$1,852	$12,320	$4,834
Merger related expenses, net of tax (1)	—	—	82	293	1,523	377	3,274
Tax benefit impact (2)	—	—	(174)	(1,632)	—	(1,806)	—
Deferred tax asset adjustment for corporate rate change (3)	4,000	—	—	—	—	4,000	—
Core net income, exclusive of merger related expenses, tax benefits impact and deferred tax asset adjustment for corporate rate change	$3,647	$3,815	$3,664	$3,764	$3,375	$14,891	$8,108

Diluted EPS:
Diluted (loss) earnings per share, as presented	$(0.01)	$0.13	$0.12	$0.17	$0.07	$0.41	$0.24
Merger related expense impact, net of tax (1)	—	—	0.01	0.01	0.05	0.02	0.17
Tax benefits impact (2)	—	—	(0.01)	(0.05)	—	(0.06)	—
Deferred tax asset adjustment for corporate rate change (3)	0.13	—	—	—	—	0.13	—
Core diluted EPS, exclusive of merger related expense, tax benefits impact and deferred tax asset adjustment for corporate rate change	$0.12	$0.13	$0.12	$0.13	$0.12	$0.50	$0.41

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
	(Dollars in thousands, except per share data)

Return on Average Assets:
(Loss) return on average assets, as presented	(0.07)%	0.73%	0.73%	1.00%	0.38%	0.59%	0.32%
Merger related expense impact, net of tax (1)	—	—	0.01	0.06	0.31	0.02	0.22
Tax benefits impact (2)	—	—	(0.04)	(0.32)	—	(0.09)	—
Deferred tax asset adjustment for corporate rate change (3)	0.77	—	—	—	—	0.20	—
Core return on average assets, exclusive of merger related expense, tax benefits impact and deferred tax asset adjustment for corporate rate change	0.70%	0.73%	0.70%	0.74%	0.69%	0.72%	0.54%

Return on Average Equity:
(Loss) return on average equity, as presented	(0.56)%	5.98%	6.05%	8.51%	3.18%	4.94%	2.95%
Merger related expense impact, net of tax (1)	—	—	0.13	0.49	2.61	0.15	1.99
Tax benefits impact (2)	—	—	(0.28)	(2.72)	—	(0.72)	—
Deferred tax asset adjustment for corporate rate change (3)	6.31	—	—	—	—	1.60	—
Core return on average equity, exclusive of merger related expense, tax benefits impact and corporate rate change	5.75%	5.98%	5.90%	6.28%	5.79%	5.97%	4.94%

(1)	Assumed tax rate for deductible expenses of 33.4%, 33.3%, 33.0% and 34.1% at December 31, September 30, June 30, and March 31, 2017, respectively, and 34.7% for all 2016 periods.
(2)	Tax benefit impact of the reversal of a deferred tax valuation allowance and stock option exercises incurred during first and second quarter of 2017.
(3)	Deferred tax asset adjustment recorded during the fourth quarter of 2017 upon change in corporate tax rate.